Exhibit 99.01

Neuralstem Announces Publication of NSI-189 Preclinical Data in Journal of Cellular Physiology

-NSI-189 Showed Durable Functional Recovery in a Rodent Model of Ischemic Stroke-

-NSI-189 Promoted Synaptic Remodeling After Stroke-

GERMANTOWN, Md., Feb. 28, 2017 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company focused on the development of nervous system therapies based on its neural stem cell technology, announced the recent publication of preclinical data on NSI-189 in Journal of Cellular Physiology.  The study demonstrated that NSI-189 improved behavioral function recovery and enhanced hippocampal synaptic plasticity in stroke-induced animals during the 12-week treatment period, which was maintained up to 24 weeks post-stroke.

The study entitled, “NSI-189, a Small Molecule with Neurogenic Properties, Exerts Behavioral and Neurostructural Benefits in Stroke Rats," was led by Cesar V. Borlongan, Ph.D., at the Department of Neurosurgery and Brain Repair, Center of Excellence for Aging and Brain Repair, University of South Florida College of Medicine, in collaboration with Neuralstem.

In the study, adult rats were surgically induced to have an acute, severe ischemic stroke by manually occluding the middle cerebral artery.  The stroke animals (n=24/group) were treated from 6 hours post-stroke for 12 weeks with daily oral administration of either NSI-189 (30mg/kg) or the vehicle.  Half of each group was sacrificed at 12 weeks and the remaining half was observed for additional 12 weeks without any further drug treatment.  The study demonstrated that the animals treated with NSI-189 for 12 weeks performed significantly better than the placebo animals in neurologic and motor deficit tests (p<0.05).  Moreover, the animals treated with NSI-189 continued to improve during the second 12-week period even in the absence of drug treatment.

“The improvements in behavioral function recovery observed in the NSI-189-treated stroke-induced rats suggest NSI-189 could be a recovery therapy for stroke patients and deserves further exploration,” said Dr. Cesar Borlongan, Professor and Vice Chairman for Research, University of South Florida Morsani College of Medicine, Department of Neurosurgery and Brain Repair.  “We believe that NSI-189 enhanced cell proliferation in the peri-infarct area and neurogenesis in the hippocampus, due to upregulating growth factors and increasing neurite outgrowth. It is exciting to consider the possibility of a treatment that induces active synaptic remodeling in the brain after stroke for self-repair toward better and faster recovery of function.”

Histological assessment of stroke-induced brains from NSI-189-treated rodents revealed enhanced cell proliferation in the peri-infarct area and neurite outgrowth in the hippocampus and partially in the cortex. These results suggest NSI-189 actively stimulated endogenous remodeling of the stroke-induced brain. Parallel in vitro studies further supported evidence for this remodeling process by upregulation of neurogenic factors such as brain-derived neurotrophic factor (BDNF) and stem cell factor (SCF).

“These data add to the growing body of evidence demonstrating NSI-189’s ability to promote neurogenic, synaptogenic plasticity in various disease models. Our data also indicate temporary treatment with NSI-189 can lead to long-lasting structural repair and suggest continued durability of functional improvements by NSI-189, even after NSI-189 treatment had ceased,” said Karl Johe, Ph.D., Chief Scientific Officer, Neuralstem.   “We look forward to continuing to investigate the potential therapeutic benefits of NSI-189.”

NSI-189 is a proprietary, new chemical entity, being developed for treatment of major depressive disorder (MDD).  In preclinical models, NSI-189 stimulated neurogenesis, synaptogenesis and increased hippocampal volume, all of which may be effective in potentially reversing depression, enhancing cognition, and promoting neuroregeneration.  The Phase 1b safety study with MDD patients showed unusually high anti-depressant effect sizes in various clinical scales. The company expects results from the ongoing Phase 2 efficacy trial in MDD in the third quarter of 2017, and results from the subsequent, 6-month observational study to assess NSI-189’s durability effect in the first half of 2018.

About Neuralstem
Neuralstem’s patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for multiple central nervous system diseases and conditions.

Neuralstem’s technology enables the discovery of small molecule compounds by systematic screening chemical compounds against its proprietary human hippocampal stem cell line.  The screening process has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain’s capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The company has completed Phase 1a and 1b trials evaluating NSI-189, a novel neurogenic small molecule product candidate, for the treatment of major depressive disorder or MDD, and is currently conducting a Phase 2 efficacy study for MDD.

Neuralstem’s stem cell therapy product candidate, NSI-566, is a spinal cord-derived neural stem cell line. Neuralstem is currently evaluating NSI-566 in three indications: stroke, chronic spinal cord injury (cSCI), and Amyotrophic Lateral Sclerosis (ALS).

Neuralstem is conducting a Phase 1 safety study for the treatment of paralysis from chronic motor stroke at the BaYi Brain Hospital in Beijing, China.  In addition, NSI-566 was evaluated in a Phase 1 safety study to treat paralysis due to chronic spinal cord injury as well as a Phase 1 and Phase 2a risk escalation, safety trials for ALS.  Subjects from all three indications are currently in long-term observational follow-up periods to continue to monitor safety and possible therapeutic benefits.

Cautionary Statement Regarding Forward Looking Information
This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and Form 10-Q for the nine months ended September 30, 2016, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:
Danielle Spangler
Investor Relations
Neuralstem, Inc
301.366.1481

Lori Rosen
Public Relations
LDR Communications
917.553.6808